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                                                                 Exhibit 99.1

LOGO    NCS HEALTHCARE, INC.
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                                   F O R   I M M E D I A T E   R E L E A S E


      NCS HEALTHCARE TO ACQUIRE ECKERD'S LONG-TERM CARE PHARMACY BUSINESS

Cleveland, Ohio (January 6, 1998) -- NCS HealthCare, Inc. (Nasdaq:NCSS) today announced that it has signed a definitive agreement to acquire the long-term care pharmacy assets of Greenwood Pharmacy and Managed Pharmacy Services, affiliates of Eckerd Corporation. Eckerd Corporation is a wholly owned subsidiary of JCPenney Company, Inc. (NYSE:JCP). Closing of the transaction is subject to customary closing conditions, including regulatory approval.

The business, which is based in Sharon, Pennsylvania, provides institutional pharmacy and ancillary services to over 42,000 long-term care residents in New York, North Carolina and Pennsylvania. Annualized revenues are approximately $75.0 million. Terms of the transaction were not disclosed.

Kevin B. Shaw, President and CEO of NCS HealthCare, commented, "This is an important transaction for NCS because of its size and strategic value. It will increase the number of residents we serve by 25% and will complement our existing operations in three states. We look forward to implementing our purchasing and formulary programs, and to introducing NCS' ASTRAL line of software products and services. ASTRAL provides instant access to information for nursing staffs and streamlines communication, thereby improving the delivery of care to residents served by our company."

"NCS has competed with and admired these pharmacy operations for many years. We are pleased to welcome Eckerd's customer-oriented associates to NCS and believe this will be a winning combination," added Shaw.

"We believe that NCS is an excellent fit for our long-term care pharmacy business," remarked Frank Newman, Chairman, President and CEO of Eckerd Corporation. "These operations provided no tangible synergy with our core PBM and retail pharmacy businesses."

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3201 ENTERPRISE PARKWAY - SUITE 220 - BEACHWOOD, OH 44122 - 216-514-3350 - FAX
216-464-8376


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NCS HealthCare, Inc. is a leading independent provider of pharmacy and related services to long-term care and acute care facilities, including skilled nursing centers, assisted living facilities and hospitals. NCS currently serves over 170,000 residents of long-term care facilities in twenty-eight states and manages hospital pharmacies in nineteen states.

Eckerd Corporation is one of America's largest retail drug chains. Eckerd operates approximately 2,800 drug stores in twenty-three states and over 700 Eckerd Express one-hour photo labs in twelve states.

Except for the historical financial information contained in this press release, certain statements in this release are forward looking statements. Factors that may cause actual results to differ materially from those in the forward looking statements include the availability and cost of attractive acquisition candidates, continuation of various trends in the long-term care market, competition among providers of long-term care pharmacy services and other risks and uncertainties described in the Company's SEC reports.

Contact: Kristen H. Schulz
         Director of Investor Relations
         (216) 514-3350